Exhibit 10.01
November 16, 2005
Dan Maurer
Dear Dan:
On behalf of the Intuit team, it is with great pleasure that I extend to you this formal offer of employment, to join us in the position of Vice President, Marketing, Consumer Tax Group in San Diego, California reporting directly to me. We have all been impressed by your talents, energy and experience, and are excited about the prospect of you joining our team.
This offer will remain open until close of business, Friday, November 18, 2005. The terms of our offer are as follows:
START DATE
Your first day of employment with Intuit will be January 3, 2006 (“Start Date”).
BASE COMPENSATION
For your services, you will be paid an annual base salary of $340,000, payable in bi-weekly installments and in accordance with Intuit’s standard payroll practices.
ONE-TIME BONUS
You will be paid a one-time bonus of $200,000 (“One-Time Bonus”) within thirty days of your Start Date. The One-Time Bonus will be paid to you after deduction of required federal and state income and payroll tax withholding. In the event that you resign prior to your first anniversary of employment with Intuit, you agree to repay the One-Time Bonus back to Intuit. In the event that you resign following your first anniversary of employment with Intuit but prior to your second anniversary of employment with Intuit, you agree to repay 50% of the One-Time Bonus back to Intuit.
ANNUAL PERFORMANCE BONUS ELIGIBILITY
You will be eligible to participate in Intuit’s Performance Incentive Plan (“IPI”), a cash incentive compensation program based on the fiscal year beginning August 1, 2005 and ending July 31, 2006 (Intuit’s 2006 fiscal year). Your target percentage under the IPI for Intuit’s 2006 fiscal year will be 40% of your base salary. Provided you are employed by Intuit on the day Intuit pays out the 2006 fiscal year IPI awards, you will be paid a minimum of $136,000 for the 2006 fiscal year (100% of your IPI target bonus for fiscal 2006). This IPI award will be paid to you after reduction for required and customary income and payroll tax withholdings. Payouts under the IPI are tied to the achievements of Intuit and individual performance and are made to individuals who are employed on the date the IPI payment is made. IPI payments are made once a year in late August or September. The actual amount of your award, if any, will be determined in accordance with the terms and conditions outlined in the IPI plan document. IPI payments are made after reduction for required and customary income and payroll tax withholdings.
EQUITY
Subject to approval by the Compensation and Organizational Development Committee of Intuit’s Board of Directors or its designee, you will be granted a nonqualified stock option to purchase 20,000 shares of Common Stock of Intuit Inc. These options will be granted to you sometime during the month following the month of your Start Date.

The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of grant. The options will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan. The options will vest over three years as to 33-1/3% of the option shares twelve months from your Start Date, and as to an additional 2.778% of the option shares monthly thereafter for the next two years, provided you remain employed by Intuit or one of its subsidiaries on the vesting date. The option will have a maximum term of seven years.
RELOCATION
You will be eligible for Intuit’s executive relocation benefits under Intuit’s Relocation Policy. In addition to the executive relocation benefits provided under Intuit’s Relocation Policy, Intuit will also provide up to two (2) round-trip airline tickets for you and your spouse to and from San Diego, California to Cincinnati, Ohio each month for eight consecutive months beginning with the month of your Start Date. Additionally, if you do not require temporary housing in San Diego prior to the eighth month anniversary of your Start Date, then for each month prior to your eighth month anniversary which you cease to require temporary housing, you will receive a cash bonus equal to the amount of your temporary housing costs from Intuit. Both the airline tickets and the possible monthly bonus will be grossed-up to cover your applicable taxes.
If you resign from Intuit prior to your first anniversary of employment, you agree to reimburse Intuit for a prorated amount of the relocation benefits paid to you or on your behalf. To determine the amount to be repaid, Intuit will reduce the amount paid to you and on your behalf by one-twelfth for every complete month of service after your Start Date.
INSURANCE
You will be eligible to participate in Intuit’s group health, life and dental insurance plans. Your benefits will become effective on your Start Date.
401(K)
Intuit has a comprehensive benefits package that includes the Intuit Inc. 401(k) Plan. Intuit will automatically withhold two percent (2%) from your wages up to $210,000 for 2005 for each payroll period beginning with the first payroll period following thirty (30) days after your Start Date and remit it as a salary deferral contribution to the 401(k) Plan. These funds will automatically be invested in an appropriate Fidelity Freedom Fund. Of course, you may elect at any time, to contribute more or less of your wages—or not at all—to the 401(k) Plan. In addition, you are encouraged to select the investment funds that meet your personal financial objectives. At New Hire Orientation you will receive more information about the entire Intuit benefits package, including how to opt-out entirely from participation in the 401(k) Plan and how to change your investment funds or deferral percentage of participation. By signing below, you agree to this withholding from your wages until you take express action otherwise. Please note, however, in the event that you have already made contributions in 2005 to a previous employer’s 401(k) plan, please contact Access HR at 800-819-1620 with the amount of your 2005 contributions so that you do not contribute more than the IRS’s annual limit.
VACATION
You will accrue four weeks of vacation during your first year of employment.

SICK DAYS
You will be granted 40 hours of sick leave each calendar year. Your sick leave will accrue at the rate of 1.54 hours per pay period (bi-weekly).
PERFORMANCE/SALARY REVIEWS
Performance and salary reviews are conducted at least once per fiscal year. Your first salary review will be conducted in connection with your performance review for the fiscal year ending July 31, 2006.
BACKGROUND CHECK
This offer, and your employment, is contingent on Intuit’s verification of background information, even if you should begin employment before completion of Intuit’s background check.
CONFIDENTIALITY
This letter confirms our understanding that you are not subject to any employment agreement that would preclude us from offering this position to you or you joining our organization. This also confirms that you will not be asked to disclose to us or utilize any confidential or proprietary information from your prior places of employment, and that you understand that you must not do so.
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
You will execute and abide by Intuit’s Employee Invention Assignment and Confidentiality Agreement, attached hereto as Exhibit A, as a condition of employment.
WORK AUTHORIZATION
Federal law requires Intuit to document an employee’s authorization to work in the United States. To comply, Intuit must have a completed Form I-9 for you within three business days of your Start Date. You agree to provide Intuit with documentation required by the Form I-9 to confirm you are authorized to work in the United States. You understand and agree that if you do not comply with this requirement by close of business on the third business day following your Start Date, you will be placed on unpaid leave for up to five days to comply. You further understand and agree that failure to provide the necessary documentation by the end of the leave of absence period will result in termination of employment.
This letter also confirms the understanding that employment at Intuit is at the mutual consent of you and Intuit, and is at-will in nature and can be terminated at anytime for any reason or no reason by yourself or Intuit. This at-will employment relationship can only be modified in writing signed by Intuit’s Senior Vice President of Human Resources.
This letter constitutes the entire agreement between you and Intuit and supersedes any and all prior agreements between the parties regarding employment.
Please review these terms and make sure they are consistent with your understanding. If so, please sign and date both copies of this letter. The original of this letter is for your records. Please fax the signed offer letter and Employee Invention Assignment and Confidentiality Agreement to Brenda Isely at (650) 944-3655.
If you have any questions, please feel free to contact Michael McNeal at (650) 944-2680.

We look forward to you joining the Intuit team.
Sincerely,

/s/ ROB LAKE
Rob Lake
Director Talent Acquisition

AGREED AND ACCEPTED:

/s/ DAN MAURER Dan Maurer	11/17/05 Date
Start Date: January 3, 2006

EXHIBIT A
EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT
     1. I understand that Intuit Inc. (the “Company”) is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined below), its rights in Company Inventions (as defined below) and in all related worldwide patents, patent applications, copyrights, mask works, trademarks, trades secrets and other intellectual property rights (“Intellectual Property Rights”). Accordingly, I am entering into this agreement (“Agreement”) as a condition of my employment with the Company, whether or not I am expected to create inventions of value for the Company.
     2. I understand that during the course of my employment with the Company it is likely I will gain access to information of a confidential or secret nature that may be disclosed to me by the Company or a third party that relates to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (“Proprietary Information”). Proprietary Information includes, but is not limited to, “Company Inventions” (as defined below), marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, supplier lists, and trade secrets.
     3. I agree that, at all times, both during my employment and after I leave the Company, I will keep and hold any Proprietary Information in strict confidence and trust, and I will not use or disclose any Proprietary Information without first receiving the Company’s express written consent, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company and except if compelled by government or court order to do so. Upon leaving the Company, I will promptly give to the Company all documents, materials or property in my possession related to the Company. I will not take with me any property or copies of my work or Company related documents and materials that I have received or used, including Proprietary Information.
     4. During the period of my employment, I agree to promptly disclose in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works and trade secrets that I conceive or first reduce to practice or create, either alone or jointly with others, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectible as trade secrets or other Intellectual Property Rights (“Inventions”).
     5. I understand that, under the copyright laws, any copyrightable works prepared by me within the scope of my employment are “works for hire.” Consequently, the Company will be considered the author and owner of such works.
     6. I agree that all Inventions that (a) are developed using equipment, supplies, facilities, or trade secrets of the Company, (b) result from work performed by me for the Company, or (c) relate to the Company’s business or current or anticipated research and development (“Company Inventions”), will be the sole and exclusive property of the Company. I agree to assign, and do hereby assign, to the Company any and all rights that I may have in any such Company Inventions and in any Intellectual Property Rights therein or related thereto. Attached hereto as Exhibit A is a list describing all inventions, original works of authorship, developments and trade secrets which were made by me (including patents, original works of authorship and developments I worked on with a prior employer) prior to the date of this Agreement, which belong to me (or belong to me and third parties) and which are not assigned to the Company (“Prior Inventions”). If disclosure of any Prior Inventions would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit A but should only disclose a cursory name for each such invention, the owners of that invention and why full disclosure has not been made. If no such list is attached, it is because there are no Prior Inventions. I acknowledge and agree that if I use any of my Prior Inventions in the scope of my employment, or include them in any product or service of the Company, I hereby grant to the Company a perpetual, irrevocable, nonexclusive, world-wide, royalty-free license to use, disclose, make, have made, sell, import, copy, distribute, modify and create works based on, perform or display such Prior Inventions and to sublicense third parties with the same rights. I will not use or disclose any Prior Inventions in the scope of my employment at the Company if such use or disclosure would cause me to violate any obligations to any third party.

     7. I also waive and agree never to assert any “Moral Rights” I might have in or with respect to any Company Invention even after I leave the Company. “Moral Rights” means any right to claim authorship of any Company Invention, to object to or prevent modification or destruction of any Company Invention, or to withdraw from circulation or to control the publication or distribution of any Company Invention, and any similar right existing under the judicial or statutory law of any country or treaty.
     8. I agree to assist the Company in every proper way to obtain and enforce the Intellectual Property Rights and other legal protections for the Company Inventions in any and all countries. I will sign documents that the Company may reasonably request for use in obtaining and enforcing such protection. My obligations under this paragraph will continue even after I leave the Company, provided the Company will reimburse me at a reasonable rate after I leave the Company for time or expenses actually spent by me on its behalf. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for the purposes set forth in this paragraph.
     9. I understand that my employment with the Company requires my undivided attention and effort. As a result, during my employment, I will not, without the Company’s express written consent, engage in any other employment or business that (i) directly competes with the current or future business of the Company; (ii) uses any Company information, equipment, supplies, facilities or materials; or (iii) otherwise conflicts with the Company’s business interest and causes a disruption of its operations.
     10. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.
     11. During and after the termination of my employment with the Company, I will not directly or indirectly solicit or otherwise take away customers or suppliers of the Company if, in so doing, I access, use or disclose any Proprietary Information belonging to the Company. I acknowledge and agree that the names and addresses of the Company’s customers and suppliers, and all other confidential information related to them, including their buying and selling habits and special needs, whether obtained by, or disclosed to me during my employment, constitute trade secrets of the Company.
     12. I hereby authorize the Company to use, reuse, and grant others the right to use and reuse, both during and after my employment, my name, photograph, likeness (including caricature), voice, and biographical information, and any reproduction or simulation thereof, in any form of media or technology now known or hereafter developed (including, but not limited to, film, video and digital or other electronic media) in connection with the Company’s business, including any promotion, marketing or advertising of the Company or its products or services which was obtained by the Company during my employment with the Company.
     13. I represent that my performance of all the terms of this Agreement and my responsibilities as an employee of the Company will not breach any invention assignment, proprietary information, nonsolicitation, noncompetition, or other agreement or obligation with any former employer or other party. I also represent that I will not bring with me to the Company or use in the performance of my responsibilities for the Company any property or materials or trade secrets of a former employer or third party that are not generally available to the public or would not have been legally transferred to the Company. I hereby authorize the Company to notify, after I leave the Company, third parties, including, without limitation, customers and actual or future employers of the terms of this Agreement and my responsibilities detailed in this Agreement. I agree to provide the Company with contact information for all of my employers during the one (1) year period after the termination of my employment with the Company.
     14. I understand that any breach or threatened breach of this Agreement by me will likely result in irreparable harm and the Company will be entitled to injunctive relief to enforce this Agreement and shall have the right to recover the reasonable attorney’s fees and court costs expended in connection with any litigation instituted to enforce this Agreement.

     15. This Agreement will be governed and interpreted in accordance with the laws of the State of California, without regard to or application of choice of law rules or principles. In the event that any provision of this Agreement is found by a court or other competent tribunal to be illegal, invalid or unenforceable, then that provision will not be voided but enforced to the maximum extent allowed, and the remainder of the provision will remain in full force and effect. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
     16. I have been notified and understand that the provisions of Sections 6 and 7 of this Agreement do not apply to any Company Inventions that qualify fully under the provisions of Section 2870 of the California Labor Code, which states as follows:
ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUALLY OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER, OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.
17. This Agreement and any documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
18. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against whom enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
19. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
20. I understand that this Agreement does not constitute an employment contract or obligate the Company to employ me for any period of time. I understand that my employment with the Company is at will and may be terminated by the Company at any time and for any reason or no reason, with or without notice and with or without cause. I acknowledge that any statements or representations to the contrary are ineffective, unless put into a writing signed by the Company. I further acknowledge that my participation in any stock option or benefit program is not to be construed as any assurance of continuing employment for any particular period of time.
21. This Agreement will be effective as of the first day of my employment by the Company, or upon disclosure of covered Company Proprietary Information should that disclosure occur prior to the first day of my employment, or upon the date of my signature below, whichever date occurs first.

Employee:
By:	/s/ DAN MAURER
	Name:	Dan Maurer
Date: 11/17/05

MEMORANDUM
To: Dan Maurer
From: Brad Smith
Copy: Sherry Whiteley
Date: January 16, 2008
Subject: New Role
Dan,
We are excited that you have agreed to take on the role of Chief Marketing Officer in addition to your current role as a Vice President in San Diego. The purpose of this memo is to summarize our conversations around your transition to this new role and supplement the terms of your employment as specified in your November 16, 2005 offer letter.
The effective date of this promotion and transfer will be January 28, 2008. In your new role, you will report directly to me and will continue to be an at will employee.
Effective upon January 28, 2008 (the “Transition Date”), your annual base salary will be increased to $400,000 and your annual IPI target percentage will be increased to 50%.
Pursuant to the approval by the Compensation and Organizational Development Committee of Intuit’s Board of Directors or its designee, you will be granted a nonqualified stock option to purchase 25,000 shares of Common Stock of Intuit Inc. These options will be granted to you on the seventh business day of the month following the Transition Date. The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of grant. The options will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan. The options will vest over three years with 33-1/3% of the option shares vesting twelve months from your Transition Date, and an additional 2.778% of the option shares vesting monthly thereafter for the next two years, provided you remain employed by Intuit Inc. on the vesting dates. The option will have a maximum term of seven years.
Also pursuant to the approval by the Compensation and Organization Development Committee or its designee, you will be granted 10,000 restricted stock units (referred to as “Stock Units” or “SUs”). These Stock Units will be granted to you on the seventh business day of the month following your Transition Date. The Stock Units will vest 50% after two years and the remaining 50% after three years, so long as you remain employed by Intuit Inc. on the vesting dates. Your Stock Units and the issuance of the underlying Intuit Inc. Common Stock will be subject to the terms and conditions of your Stock Unit Agreement and the Intuit Inc. 2005 Equity Incentive Plan.
This memo, your existing stock option agreements and stock unit agreements and your November 16, 2005 offer letter set forth the entire agreement between you and Intuit regarding the terms of your employment. You agree to continue to be bound by the Employee Inventions Assignment and Confidentiality Agreement which you signed on
November 17, 2005.
Please let Sherry or I know if you have any questions or concerns. Congratulations!
Sincerely
Brad
Understood and Agreed:

/s/ Dan Maurer

Dan Maurer	Date

MEMORANDUM
To: Dan Maurer
From: Brad Smith
Copy: Sherry Whiteley, Laura Fennell
Date: December 1, 2008
Subject: New Role
Dan,
We are excited that you have agreed to take on the role of SVP/GM of Intuit’s Consumer Tax Group. The purpose of this memo is to summarize our conversations regarding your transition to this new role and supplement the terms of your employment as specified in your November 16, 2005 offer letter, and your January 16, 2008 memo regarding your promotion to Chief Marketing Officer.
The effective date of this transition will be December 2, 2008 (the “Transition Date”). In your new role, you will continue to report directly to me and will continue to be an at will employee. On the Transition Date, you also become a Section 16 Officer of Intuit and will be subject to certain public reporting obligations due to this designation. Cathy Cook of the Legal Department will be contacting you shortly regarding these obligations.
Effective on the Transition Date, your annual base salary will be increased to $475,000 and your annual IPI target percentage will be increased to 75%.
Pursuant to the approval by the Compensation and Organizational Development Committee of Intuit’s Board of Directors, you will be granted a nonqualified stock option to purchase 20,000 shares of Common Stock of Intuit Inc. These options will be granted to you on the seventh business day of the month following the Transition Date (i.e., January 2009). The exercise price per share will be equal to the closing price of Intuit’s Common Stock on the Nasdaq National Market on the date of grant. If, however, that is not a trading day, the exercise price per share will be the closing price on the last trading day preceding the date of grant. The options will be subject to the terms of the Intuit Inc. 2005 Equity Incentive Plan. The options will vest over three years with 33-1/3% of the option shares vesting twelve months from your Transition Date, and an additional 2.778% of the option shares vesting monthly thereafter for the next two years, provided you remain employed by Intuit Inc. on the vesting dates. The option will have a maximum term of seven years.

Also pursuant to the approval by the Compensation and Organization Development Committee, you will be granted 10,000 restricted stock units (referred to as “Stock Units” or “SUs”). These Stock Units will be granted to you on the seventh business day of the month following your Transition Date (i.e., January 2009). The Stock Units will vest 50% on January 1, 2011 and the remaining 50% on January 1, 2012, so long as you remain employed by Intuit Inc. on the vesting dates. Your Stock Units and the issuance of the underlying Intuit Inc. Common Stock will be subject to the terms and conditions of your Stock Unit Agreement and the Intuit Inc. 2005 Equity Incentive Plan.
This memo, your existing stock option agreements and stock unit agreements, your November 16, 2005 offer letter and your January 16, 2008 memo set forth the entire agreement between you and Intuit regarding the terms of your employment. You agree to continue to be bound by the Employee Inventions Assignment and Confidentiality Agreement which you signed on
November 17, 2005.
Please let Sherry or me know if you have any questions. Congratulations!
Brad
Understood and Agreed:

/s/ DAN MAURER	12/1/08
Dan Maurer	Date